Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67278
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Third Quarter 2008 Financial Results; Includes Impact of Machinists Strike at Boeing
■	Third quarter 2008 revenues grew 6 percent to $1.027 billion

■	Operating Income grew 4 percent to $111 million

■	Fully Diluted Earnings Per Share were $0.53

■	Cash and Cash Equivalents were $178 million

■	Total backlog increased 35 percent to approximately $31.8 billion
     Wichita, Kan., October 29, 2008 – Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2008 financial results reflecting revenue growth and solid double-digit operating margins while winning new business and responding to a labor strike at its largest customer.
     Spirit’s third quarter 2008 revenues increased to $1.027 billion, up 6 percent from the same period last year. Operating income increased 4 percent to $111 million, up from $107 million in the same period a year ago as revenues increased and lower period expenses were realized. Net income was $74 million, or $0.53 per fully diluted share, compared to $84 million, or $0.60 per fully diluted share, in the same period of 2007. (Table 1)
Table 1. Summary Financial Results

	3rd Quarter			Nine Months
($’s in Millions, except per share data)	2008	2007	Change	2008	2007	Change
Revenues	$1,027	$968	6%	$3,126	$2,880	9%
Operating Income	$111	$107	4%	$378	$313	21%
Operating Income as a % of Revenues	10.8%	11.0%	(20) BPS	12.1%	10.8%	130 BPS
Net Income	$74	$84	(11%)	$246	$221	11%
Net Income as a % of Revenues	7.2%	8.6%	(140) BPS	7.9%	7.7%	20 BPS
Earnings per Share (Fully diluted)	$0.53	$0.60	(12%)	$1.76	$1.59	11%
Fully Diluted Weighted Avg Share Count (Millions)	139.1	139.5		139.2	139.2

     Third quarter 2008 net income and earnings per share benefited from a lower effective tax rate of 29.5 percent resulting largely from higher federal research and experimentation (R&E) credits that increased earnings by $0.02 per fully diluted share. Spirit also benefited from a lower effective tax rate during the prior year period due to higher state Investment Tax Credits and R&E credits. The lower tax rate contributed $0.09 per fully diluted share to third quarter 2007 results.
     In early September, Spirit responded to a labor strike at The Boeing Company, its largest customer. The work stoppage by the International Association of Machinists and Aerospace Workers (IAM) resulted in Spirit taking immediate action to implement a reduced work week schedule for all employees supporting certain Boeing programs. This action resulted in continued employment for Spirit employees while helping the company maintain production efficiencies at lower volumes during the work stoppage. As a result of the work stoppage, third quarter 2008 ship set deliveries to Boeing were nine units less than previously expected resulting in a revenue reduction for the quarter of $53 million and a reduction in earnings per share of $0.13. The earnings per share impact includes $0.09 per share from an $18 million unfavorable cumulative catch-up adjustment attributable to the strike.
     “We continue to execute well and remain focused on our long-term strategy as we respond to the work stoppage at our largest customer,” said President and Chief Executive Officer Jeff Turner. “Revenues increased and company-wide operating profitability continued to grow modestly compared to the third quarter of 2007 as we reduced deliveries to Boeing Commercial Airplanes during the last three weeks of September,” Turner continued. “We are working hard to minimize the impact of the strike on our employees and shareholders while balancing the needs and requirements of all of our customers. I am very proud of our team’s performance and resilience during this challenging period,” Turner added.
     During the quarter, Spirit accomplished several milestones on key projects and continued to expand its customer base in the aftermarket. Also during the quarter, the company announced the expansion of its Wichita factory to accommodate the development and production of the Cessna Citation Columbus Fuselage; opened Spirit’s European Repair Station in Prestwick, Scotland; and broke ground on the A350 factory in North Carolina. In October, Spirit also announced spare parts supply agreements with both Southwest and Continental Airlines, and announced a new development and production contract for the Mitsubishi Regional Jet pylon. At the recent NBAA tradeshow, Spirit was announced as the wings supplier for Gulfstream’s new super mid-size G250 business jet, a contract previously disclosed as being with an unidentified customer.

     “As for the outlook of the commercial aerospace market,” Turner maintained, “we absolutely believe that we operate in a global market which will continue to see long-term growth. However, we are closely monitoring the recent developments in the global financial markets and assessing the potential near-term impact on the commercial aerospace segment.”
     Spirit’s backlog at quarter-end increased 35 percent from $23.5 billion in the year-ago period to $31.8 billion, as combined 2008 year-to-date net orders for 1,360 aircraft at Boeing and Airbus outpaced their combined deliveries of 674 aircraft. Spirit’s backlog is calculated based on contractual prices for products and volumes from the published firm order backlogs of Boeing and Airbus, along with firm orders from other customers.
     Spirit updated its contract profitability estimates during the third quarter of 2008 to reflect continued operating efficiency improvements and the impact of the IAM strike at Boeing Commercial Airplanes. The company’s continued focus on improving operating efficiency resulted in a $5 million favorable cumulative catch-up adjustment which partially offset an $18 million unfavorable cumulative catch-up adjustment caused by the IAM work stoppage at Boeing. The unfavorable adjustment reflects the impact of the strike on current contract block profitability. The adjustment assumes a favorable ratification vote and a return to work by early next week, followed by an approximately ninety day transition period at Spirit to absorb units built ahead of customer requirements. The net impact to Spirit’s third quarter 2008 results was a $13 million net unfavorable cumulative catch-up adjustment reflected primarily in the Fuselage Systems segment. During the third quarter of 2007, no net changes to contract estimates were realized.
     Cash flow from operations was $68 million for the third quarter 2008, compared to $41 million for third quarter 2007. The company’s continued investment in new development programs, reflected largely as pre-production inventory balances, was more than offset by earnings, customer advances, and accounts receivable performance. The timing lag in reducing incoming supplier material, driven by the Boeing IAM strike, also contributed to higher inventory balances in the quarter. (Table 2)

Table 2. Cash Flow and Liquidity

	3rd Quarter		Nine Months
($’s in Millions)	2008	2007	2008	2007

Cash Flow from Operations	$68	$41	$147	$105
Purchases of Property, Plant & Equipment	$(56)	$(69)	$(175)	$(228)

	Sept 25,	December 31,
	2008	2007

Liquidity
Cash	$178	$133
Current Portion of Long-term Debt plus Long-term Debt	$592	$595
     Cash balances at the end of the third quarter were $178 million and debt balances were $592 million. At the end of the third quarter 2008, approximately $636 million of the $650 million revolving credit facility was undrawn. Approximately $14 million of the credit facility was used for financial letters of credit associated with workers compensation insurance. The company’s credit ratings remained unchanged with a BB rating at Standard & Poor’s and a Ba3 rating at Moody’s.
Outlook
     Spirit continues to operate well across business segments and remains financially healthy with a solid balance sheet and strong liquidity. The company anticipates the continuation of reduced work weeks or other production adjustments throughout the duration of the strike at Boeing, and beyond, while fully meeting its obligations to non-Boeing customers. At the conclusion of the work stoppage, Spirit anticipates working closely with Boeing to establish a revised production plan and delivery schedule. The company intends to provide an updated financial outlook at the conclusion of that process, which we now anticipate to be no later than the end of November.

Cautionary Statement Regarding Forward-Looking Statements
This quarterly report contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: our ability to continue to grow our business and execute our growth strategy; the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs; the success and timely progression of Boeing’s new B787 and Airbus’s new A350 aircraft programs, including receipt of necessary regulatory approvals; the duration of the Boeing IAM strike, and our ability to balance the needs of employees, customers and suppliers as we adjust to Boeing’s strike-impacted delivery schedule; the continuing turmoil in global financial and credit markets; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing, Airbus, and other customers; any adverse impact on Boeing’s and Airbus’s production of aircraft resulting from cancellations or reduced orders by their customers; the impact of continuing high jet fuel prices on the commercial aviation market; future levels of business in the aerospace and commercial transport industries; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the effect of new commercial and business aircraft development programs, and the resulting timing and resource requirements that may be placed on us; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability claims. These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the third quarter of 2008 were $485 million, up 12 percent over the same period last year due to a volume-based pricing adjustment and higher 787 and non-recurring engineering revenues. Operating margin for the third quarter of 2008 was 15.2 percent, down from 18.0 percent in the third quarter of 2007, largely as a result of the unfavorable cumulative catch-up adjustment and higher segment R&D expense.
Propulsion Systems
     Propulsion Systems segment revenues for the third quarter of 2008 were $292 million, up 5 percent over the same period last year as aftermarket revenues were significantly higher than in the third quarter of 2007. Operating margin for the third quarter of 2008 was 16.2 percent compared to 16.5 percent in the third quarter of 2007.
Wing Systems
     Wing Systems segment revenues for the third quarter of 2008 were $247 million, down 2 percent over the same period last year. Operating margin for the third quarter of 2008 was 10.9 percent compared to 9.3 percent in the third quarter of 2007, reflecting continued improvement in operating efficiencies and lower segment R&D expense more than offsetting unfavorable cumulative catch-up adjustments.

Table 3. Segment Reporting

	3rd Quarter				Nine Months
($’s in Millions, except margin percent)	2008	2007	Change		2008	2007	Change

Segment Revenues
Fuselage Systems	$484.8	$434.3	11.6%		$1,470.2	$1,329.2	10.6%
Propulsion Systems	$291.5	$278.9	4.5%		$863.1	$798.5	8.1%
Wing Systems	$246.8	$251.5	(1.9%)		$773.5	$738.1	4.8%
All Other	$4.1	$2.8	46.4%		$18.9	$14.6	29.5%

Total Segment Revenues	$1,027.2	$967.5	6.2%		$3,125.7	$2,880.4	8.5%

Segment Earnings from Operations
Fuselage Systems	$73.5	$78.1	(5.9%)		$255.0	$243.2	4.9%
Propulsion Systems	$47.1	$45.9	2.6%		$140.9	$130.2	8.2%
Wing Systems	$26.9	$23.5	14.5%		$92.3	$75.1	22.9%
All Other	$0.0	$0.3	(100.0%)		$0.1	$1.8	(94.4%)

Total Segment Operating Earnings	$147.5	$147.8	(0.2%)		$488.3	$450.3	8.4%

Unallocated Corporate SG&A Expense	$(35.6)	$(39.9)	(10.8%)		$(109.7)	$(134.3)	(18.3%)
Unallocated Research & Development Expense	$(0.7)	$(1.3)	(46.2%)		$(1.1)	$(3.5)	(68.6%)

Total Earnings from Operations	$111.2	$106.6	4.3%		$377.5	$312.5	20.8%

Segment Operating Earnings as % of Revenues
Fuselage Systems	15.2%	18.0%	(280	)BPS	17.3%	18.3%	(100	)BPS
Propulsion Systems	16.2%	16.5%	(30	)BPS	16.3%	16.3%	—
Wing Systems	10.9%	9.3%	160	BPS	11.9%	10.2%	170	BPS
All Other	0.0%	10.7%	(1,070	)BPS	0.5%	12.3%	(1,180	)BPS

Total Segment Operating Earnings as % of Revenues	14.4%	15.3%	(90	)BPS	15.6%	15.6%	—

Total Operating Earnings as % of Revenues	10.8%	11.0%	(20	)BPS	12.1%	10.8%	130	BPS
Contact information:
Investor Relations: Phil Anderson (316) 523-1797
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2007 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2007

B737	83	85	84	79	331
B747	5	4	5	4	18
B767	3	4	3	3	13
B777	21	21	21	20	83
B787*	0	1	0	0	1

Total	112	115	113	106	446

A320 Family	93	84	91	91	359
A330/340	22	21	22	20	85
A380	0	0	2	3	5

Total	115	105	115	114	449

Hawker 850XP	16	15	17	20	68

Total Spirit	243	235	245	240	963

*	Full-Revenue Units Only, Does not include Static and Fatigue test units
2008 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	YTD 2008

B737	93	95	87	275
B747	4	7	4	15
B767	3	3	3	9
B777	20	22	18	60
B787*	1	1	1	3

Total	121	128	113	362

A320 Family	95	95	90	280
A330/340	24	21	23	68
A380	4	2	4	10

Total	123	118	117	358

Hawker 850XP	15	24	24	63

Total Spirit	259	270	254	783

*	Full-Revenue Units Only, Does not include Static and Fatigue test units

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September	September	September	September
	25, 2008	27, 2007	25, 2008	27, 2007
	($ in millions, except per share data)
Net Revenues	$1,027.2	$967.5	$3,125.7	$2,880.4
Operating costs and expenses:
Cost of sales	864.3	804.7	2,596.1	2,388.2
Selling, general and administrative	39.0	42.9	119.0	142.3
Research and development	12.7	13.3	33.1	37.4

Total Operating Costs and Expenses	916.0	860.9	2,748.2	2,567.9
Operating Income	111.2	106.6	377.5	312.5
Interest expense and financing fee amortization	(9.9)	(9.7)	(29.5)	(28.1)
Interest income	4.4	8.0	15.1	22.8
Other income(loss), net	(0.7)	1.3	0.9	5.1

Income Before Income Taxes	105.0	106.2	364.0	312.3
Income tax provision	(31.0)	(22.6)	(118.4)	(90.9)

Net Income	$74.0	$83.6	$245.6	$221.4

Earnings per share
Basic	$0.54	$0.61	$1.79	$1.65
Shares	137.0	136.7	136.9	133.8

Diluted	$0.53	$0.60	$1.76	$1.59
Shares	139.1	139.5	139.2	139.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 25,	December 31,
	2008	2007
	($ in millions)
Current assets
Cash and cash equivalents	$177.7	$133.4
Accounts receivable, net	211.9	159.9
Current portion of long-term receivable	82.8	109.5
Inventory, net	1,768.8	1,342.6
Prepaids	13.1	14.2
Other current assets	67.8	83.2

Total current assets	2,322.1	1,842.8
Property, plant and equipment, net	1,053.2	963.8
Long-term receivable	51.9	123.0
Pension assets	350.9	318.7
Other assets	84.6	91.6

Total assets	$3,862.7	$3,339.9

Current liabilities
Accounts payable	389.4	362.6
Accrued expenses	177.4	182.6
Current portion of long-term debt	8.1	16.0
Advance payments, short-term	210.7	67.6
Deferred revenue, short-term	43.5	42.3
Other current liabilities	20.8	3.9

Total current liabilities	849.9	675.0
Long-term debt	583.8	579.0
Advance payments, long-term	740.7	653.4
Other liabilities	179.7	165.9
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—

Common stock, Class A par value $0.01, 200,000,000 shares authorized, 103,214,928 and 102,693,058 issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,682,070 and 36,826,434 shares issued and outstanding, respectively	0.4	0.4

Additional paid-in capital	935.6	924.6
Accumulated other comprehensive income	101.3	117.7
Retained earnings	470.3	222.9

Total shareholders’ equity	1,508.6	1,266.6

Total liabilities and shareholders’ equity	$3,862.7	$3,339.9

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	For the Nine	For the Nine
	Months Ended	Months Ended
	September 25,	September 27,
	2008	2007
	($ in millions)
Operating activities
Net Income	$245.6	$221.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	90.8	67.1
Amortization expense	7.1	5.7
Accretion of long-term receivable	(13.0)	(16.0)
Employee stock compensation expense	11.6	26.8
Excess tax (benefit) from share-based payment arrangements	—	(32.9)
Loss from the effectiveness of hedge contracts	0.4	—
Loss from foreign currency transactions	0.3	—
(Gain) loss on disposition of assets	(0.2)	0.4
Deferred taxes	0.9	3.8
Pension and other post-retirement benefits, net	(21.5)	(22.0)
Changes in assets and liabilities
Accounts receivable	(28.4)	(48.0)
Inventory, net	(432.9)	(312.6)
Accounts payable and accrued liabilities	30.5	18.7
Advance payments	230.4	93.6
Income taxes payable	15.1	56.6
Deferred revenue and other deferred credits	16.9	36.4
Other	(7.0)	6.3

Net cash provided by operating activities	146.6	105.3

Investing Activities
Purchase of property, plant and equipment	(175.2)	(228.0)
Proceeds from sale of assets	1.8	0.2
Long-term receivable	87.1	22.8
Financial derivatives	1.1	3.1
Investment in joint venture	(3.6)	—

Net cash (used in) investing activities	(88.8)	(201.9)

Financing Activities
Proceeds from revolving credit facility	75.0	—
Payments on revolving credit facility	(75.0)	—
Proceeds from issuance of debt	8.8	—
Proceeds from government grants	1.6	—
Principal payments of debt	(11.9)	(14.4)
Debt issuance costs	(6.8)	—
Excess tax benefit from share-based payment arrangements	—	32.9
Executive stock (repurchase)	—	(1.0)

Net cash provided by (used in) financing activities	(8.3)	17.5

Effect of exchange rate changes on cash and cash equivalents	(5.2)	0.2

Net increase (decrease) in cash and cash equivalents for the period	44.3	(78.9)
Cash and cash equivalents, beginning of the period	133.4	184.3

Cash and cash equivalents, end of the period	$177.7	$105.4